EXHIBIT 99.1

Celanese Corporation Declares Common and Preferred Share Dividends

News Release

DALLAS, April 3, 2009 – Celanese Corporation (NYSE:CE), a leading global chemical company, today declared quarterly dividends of $0.04 per share on its common stock and $0.265625 per share on its 4.25% convertible perpetual preferred stock, both payable on May 1, 2009.

The dividends are payable for the period beginning on February 1, 2009 and ending on and including April 30, 2009 to owners of record as of April 15, 2009.

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Contacts: Investor Relations Mark Oberle Phone: +1 972 443 4464 Telefax: +1 972 443 8519 Mark.Oberle@celanese.com	Media W. Travis Jacobsen Phone: +1 972 443 3750 Telefax: +1 972 443 8519 William.Jacobsen@celanese.com

As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company's website at www.celanese.com.